[GRAPHIC OMITTED]


CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

                   GENCO SHIPPING & TRADING LIMITED ANNOUNCES
               FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS

                  Declares $0.60 per Share Dividend for Q4 2005


New York, New York, February 13, 2006 - Genco Shipping & Trading Limited (NASDAQ:GSTL) today reported its financial results for the three months and twelve months ended December 31, 2005.

The following financial review discusses the results for the three months and twelve months ended December 31, 2005 and for the three months ended September 30, 2005. Since the Company began operations on December 6, 2004, comparable historical data for the three months and twelve months ended December 31, 2004 is not presented.

                  Fourth Quarter and 2005 Full Year Highlights

o Declared a $0.60 per share dividend payable on or about March 10, 2006 to shareholders of record on February 24, 2006 based on Q4 2005 results;

o Recorded net income of $15.1 million, or $0.60 basic earnings per share, in Q4 2005;

o Recorded net income of $54.5 million, or $2.91 basic earnings per share, for the full year 2005;

o Recorded adjusted net income of $58.6 million, or $3.12 adjusted earnings per share, for the full year 2005 (please see footnote 1 of "Summary Consolidated Financial and Other Data" below);

o Paid a $0.60 per share dividend on November 28, 2005 based on Q3 2005 results;

o Took delivery of the Genco Muse, a 2001 Japanese-built 48,913 dwt Handymax drybulk carrier on October 14, 2005, expanding fleet to 17 vessels;

o    Completed a $247 million Initial Public Offering on July 22, 2005; and

o    Closed on a $450 million credit facility, on July 29, 2005.

                      Financial Review: 2005 Fourth Quarter
                      -------------------------------------

The Company recorded net income of $15.1 million or $0.60 basic earnings per share for the three months ended December 31, 2005. Comparatively, for the three months ended September 30, 2005 net income was $12.3 million. The increase in net income was attributable primarily to lower interest expense for the three months ended December 31, 2005. During the three months ended September 30, 2005, the Company recognized a one-time, non-cash $4.1 million charge related to deferred financing costs associated with the retirement of our original credit facility.

Robert Gerald Buchanan, President, commented, "2005 was truly a momentous year for Genco, as we recorded strong financial results while putting in place a solid foundation for future growth. Building on our initial acquisition in December 2004, we further expanded our fleet in 2005 and have solidified our position as a leading operator of modern tonnage. During 2005, we continued to benefit from our significant time charter coverage at above market rates, enabling the Company to provide shareholders with sizeable cash dividends since going public in July 2005. With 77% of our 2006 operating days secured on time charters at very favorable rates, Genco is well positioned to continue to post strong results for the Company and its shareholders."

Operating income decreased to $16.8 million for the three months ended December 31, 2005 compared to $18.6 million for the three months ended September 30, 2005 as a result of higher vessel operating and general and administrative expenses. EBITDA for the three months ended December 31, 2005 was $23.8 million compared to $24.7 million for the period ended September 30, 2005 (please see "Summary Consolidated Financial and Other Data" for a reconciliation of net income to EBITDA).

The average daily time charter equivalent, or TCE, rates obtained by the Company's fleet increased to $20,725 per day for the three months ended December 31, 2005 compared to $20,407 for the three months ended September 30, 2005. The increase was primarily due to higher charter rates achieved in the fourth quarter versus the third quarter of 2005 for the Genco Leader and the Genco Trader, the two vessels operating in the spot market.

Total operating expenses increased to $16.5 million for the three months ended December 31, 2005 from $12.6 million for the three-month period ended September 30, 2005. Vessel operating expenses were $5.9 million for the three months ended December 31, 2005 compared to $3.8 million for the three-month period ended September 30, 2005. General and administrative expenses increased to $2.5 million from $1.2 million during the comparative periods primarily due to year-end employee and executive compensation. Management fees for the three months ended December 31, 2005 were $0.3 million and relate to fees paid to our technical manager, Wallem Shipmanagement.

Daily vessel operating expenses rose to $3,794 per vessel day during the fourth quarter of 2005 from $2,594 for the previous quarter this year. This increase is primarily due to the timing of purchases of spares, stores, and other items that are typically used throughout the calendar year. Daily vessel operating expenses for our fleet on a 12-month basis remain below the $3,086 budgeted by the Company and Wallem. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period and will vary on a quarter to quarter basis.

             Financial Review: Twelve Months Ended December 31, 2005
             -------------------------------------------------------

Net income was $54.5 million or $2.91 basic earnings per share, and adjusted net income was $58.6 million or $3.12 adjusted basic earnings per share for the twelve months ended December 31, 2005. The adjustment to net income and earnings per share excludes the one-time, non-cash deferred financing charge of $4.1 million for the third quarter as a result of the retirement of our original credit facility. Voyage revenues were $116.9 million and EBITDA was $91.5 million for the twelve months ended December 31, 2005. TCE rates obtained by the Company's fleet for the twelve months ended December 31, 2005 were $20,903 per day.

Daily vessel operating expenses for the twelve months ended December 31, 2005 were $2,805, below the $3,086 budgeted by the Company and Wallem for the twelve months of 2005.


                         Liquidity and Capital Resources
                         -------------------------------

                                    Cash Flow
                                    ---------

Net cash provided by operating activities for the years ended December 31, 2005 and 2004, was $88.2 and $2.7 million, respectively. Net cash from operating activities for 2005 was primarily a result of recorded net income of $54.5 million and depreciation and amortization charges of $22.7 million, and amortization of deferred financing costs of $4.6 million in 2005. For the year ended December 31, 2004, net cash provided from operating activities was primarily due to an increase in deferred revenue of $1.6 million, net income of $0.9 million, and $0.8 million due to an increase in accounts payable and accrued expenses.

Net cash used in investing activities for the years ended December 31, 2005 and 2004 was $268.1 and $189.4 million, respectively, and related mostly to the acquisition of eleven vessels during 2005 for $267.0 million and $189.4 in 2004 for vessel acquisitions and deposits.

Net cash provided by financing activities for the years ended December 31, 2005 and 2004 was $219.3 and $194.1 million, respectively. For the year 2005, net cash provided by financing activities consisted primarily of $231.2 million in proceeds from our original credit facility used to finance the acquisition of eleven additional vessels, net proceeds from our initial public equity offering of $230.3 million and $130.7 million in net borrowings under our new credit facility. In addition, we retired the $357.0 million outstanding under our original credit facility. For 2004, the primary sources of net cash provided by financing activities were proceeds of $125.8 from the original credit facility and a $72.5 million capital contribution from Fleet Acquisition LLC used to finance the acquisition of the initial six vessels in the fleet.

                              Capital Expenditures
                              --------------------

We make capital expenditures from time to time in connection with vessel acquisitions. Our recent vessel acquisitions consist of our fleet of five Panamax drybulk carriers, seven Handymax drybulk carriers and five Handysize drybulk carriers.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate our drydocking costs for our fleet for 2006 and 2007 to be:

                                         2006                      2007
                                 --------------------------------------------
Estimated Costs (1)                   $2.3 million              $2.8 million
Estimated Offhire Days (2)                    180                       160

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel. Actual length will vary based on the condition of the vessel, yard schedules and other factors.

                  Summary Consolidated Financial and Other Data
                  ---------------------------------------------

The following table summarizes Genco Shipping & Trading Limited's selected consolidated financial and other data for the periods indicated below.


                                                        Three Months Ended    Twelve Months Ended
                                                        December 31, 2005      December 31, 2005
                                                        -----------------------------------------
                                                        (Dollars in thousands, except share data)
                                                          (unaudited)
                                                        -----------------------------------------

INCOME STATEMENT DATA:

Revenues                                                   $     33,385          $    116,906
Operating expenses:
   Voyage expenses                                                1,243                 4,287
   Vessel operating expenses                                      5,885                15,135
   General and administrative expenses                            2,522                 4,937
   Management fees                                                  344                 1,479
   Depreciation and amortization                                  6,555                22,322
                                                           ------------          ------------
    Total operating expenses                                     16,549                48,160
                                                           ------------          ------------
Operating income                                                 16,836                68,746
                                                           ------------          ------------
Interest income (expense):
   Interest income                                                  489                 1,084
   Interest expense                                              (2,185)              (15,348)
                                                           ------------          ------------
    Net interest expense                                   $     (1,696)         $    (14,264)
                                                           ------------          ------------
Net income                                                       15,140                54,482
                                                           ============          ============
Adjusted net income (1)                                    $     15,140          $     58,585
                                                           ============          ============

Earnings per share - basic                                 $       0.60          $       2.91
                                                           ============          ============

Earnings per share - diluted                               $       0.60          $       2.90
                                                           ============          ============

Adjusted earnings per share - basic (1)                    $       0.60          $       3.12
                                                           ============          ============

Weighted average shares outstanding - basic                  25,260,000            18,751,726
                                                           ============          ============

Weighted average shares outstanding - diluted                25,273,762            18,755,195
                                                           ============          ============

                                                         December 31, 2005    December 31, 2004
                                                         -----------------    -----------------
BALANCE SHEET DATA:
Cash                                                       $     46,912          $      7,431
Current assets, including cash                                   49,705                 8,529
Total assets                                                    489,958               201,628
   Current liabilities, including current
   portion of long-term debt                                      5,978                24,048
   Current portion of long-term debt                               --                  23,203
Total long-term debt, including current portion                 130,683               125,766
Shareholder's equity                                            348,242                73,374

                                                       Twelve Molnths Ended December 31, 2005
                                                       --------------------------------------

Net cash provided by operating activities                        $     88,230

Net cash (used) by investing activities                              (268,072)

Net cash provided by financing activities                             219,323

EBITDA (2)                                                             91,466


                                                          Three Months Ended   Twelve Months Ended
                                                           December 31, 2005    December 31, 2004
                                                           ----------------------------------------

FLEET DATA:
Total number of vessels at end of period                             17                    17
Average number of vessels (3)                                      16.9                  14.8
Total ownership days for fleet (4)                                1,551                 5,396
Total available days for fleet (5)                                1,551                 5,388
Total operating days for fleet (6)                                1,543                 5,345
Fleet utilization (7)                                              99.5%                 99.2%

AVERAGE DAILY RESULTS:
Time charter equivalent (8)                                $     20,725          $     20,903
Daily vessel operating expenses per vessel (9)                    3,794                 2,805
                                                           ---------------------------------------


                                                          Three Months Ended   Twelve Months Ended
                                                           December 31, 2005    December 31, 2004
                                                                   (Dollars in thousands)
                                                          ----------------------------------------
                                                            (unaudited)

EBITDA Reconciliation
   Net Income                                              $     15,140          $     54,482
   +  Net interest expense                                        1,696                14,264
   +  Depreciation and amortization                               6,555                22,322
   +  Amortization of value of time charter acquired                398                   398
                                                           ------------          ------------
      EBITDA                                                     23,789                91,466
                                                           ============          ============

(1) Adjusted net income is presented to provide additional information, in the opinion of management, with respect to the Company's ability to compare from period to period its operations without the one-time non-cash $4.1 million charge to write-off deferred financing costs associated with the retirement of the original credit facility. While adjusted net income is used by management as a measure of the operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Adjusted net income should not be considered an alternative to net income or other performance measurements under accounting principles generally accepted in the United States of America.

(2) EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization, and amortization of the value of time charter acquired. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating monthly internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

(3) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(4) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(5) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(6) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(7) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

(8) We define TCE rates as our revenues (net of voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

(9) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

                    Genco Shipping & Trading Limited's Fleet
                    ----------------------------------------

As of December 31, 2005, Genco Shipping & Trading Limited's fleet consisted of five Panamax, seven Handymax and five Handysize drybulk carriers, with a total carrying capacity of approximately 839,000 deadweight tons, or dwt.

On October 14, 2005, we took delivery of the Genco Muse, a 48,913 DWT Handymax bulk carrier built in 2001 in Japan. The vessel operates under a time charter to Qatar Navigation QSC at a gross rate of $26,500 per day through September 1, 2007.

The average age of the Company's fleet as of December 31, 2005 was 8.6 years. Fifteen of the 17 vessels in our fleet are on long-term time charters with an average remaining life of 1.0 year as of December 31, 2005.


-----------------------------------------------------------------------------------------------------------------------
                      Vessel                Vessel Type          Expiration Date(1)     Current Time Charter Rates (2)
------------ ----------------------     --------------------   ----------------------   -------------------------------
       1         Genco Beauty                   Panamax          February 2007                    $29,000
       2         Genco Knight                   Panamax          January 2007                     $29,000
       3         Genco Leader                   Panamax          Spot(3)                          N/A
       4         Genco Trader                   Panamax          Spot(3)                          N/A
       5         Genco Vigour                   Panamax          December 2006                    $29,000
       6         Genco Muse                     Handymax         September 2007                   $26,500 (4)
       7         Genco Marine                   Handymax         March 2007                       $26,000 (5)
       8         Genco Prosperity               Handymax         March 2007                       $23,000
       9         Genco Carrier                  Handymax         December 2006                    $24,000
      10         Genco Wisdom                   Handymax         January 2007                     $24,000
      11         Genco Success                  Handymax         January 2007                     $23,850
      12         Genco Glory                    Handymax         December 2006                    $18,250
      13         Genco Explorer                Handysize         August 2006                      $17,250
      14         Genco Pioneer                 Handysize         September 2006                   $17,250
      15         Genco Progress                Handysize         September 2006                   $17,250 (6)
      16         Genco Reliance                Handysize         August 2006                      $17,250
      17         Genco Sugar                   Handysize         August 2006                      $17,250

(1) The dates presented on this table represent the earliest dates that our charters may be terminated. Except with respect to the Genco Trader and Genco Leader charters, under the terms of the contracts, charterers are entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 5% to unaffiliated third parties. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents' fees and canal dues.
(3) The Genco Trader and Genco Leader entered into the Baumarine Pool arrangement in December 2005 and February 2006, respectively.
(4) Since this vessel was acquired with an existing time charter at an above market rate, the Company allocates the purchase price between the vessel and a deferred asset for the value assigned to the above market charterhire. This deferred asset is amortized as a reduction to voyage revenues over the remaining term of the charter, resulting in a daily rate of approximately $21,500 recognized as revenue. For cash flow purposes, the Company will continue to receive $26,500 per day less commissions.
(5) The time charter rate is $26,000 until March 2006 and $18,000 thereafter. For purposes of revenue recognition, the charter contract is reflected on a straight-line basis in accordance with GAAP.
(6) The time charter rate was $21,560 through March 2005 and $17,250 thereafter. For purposes of revenue recognition, the charter contract is reflected on a straight-line basis in accordance with GAAP.

                          Q4 2005 Dividend Announcement
                          -----------------------------

The Company's Board of Directors declared a fourth quarter 2005 dividend of $0.60 per share payable on or about March 10, 2006 to shareholders of record as of February 24, 2006. As previously announced, the Company plans to declare quarterly dividends to shareholders by each February, May, August and November, which commenced in November 2005 and is substantially equal to our available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves our board of directors determines we should maintain. These reserves may cover, among other things, drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital. The Q4 2005 dividend of $0.60, equates to an annualized yield of 15% based on the closing price of Genco Shipping & Trading's common stock as of February 10, 2006 at $16.03.

John C. Wobensmith, Chief Financial Officer, commented, "We are pleased to have declared a $0.60 per share dividend for the two eligible quarters of 2005 during a time when the Company has continued to enhance its strong balance sheet. This success underscores Genco's ability to provide shareholders near-term value while preserving its growth potential. Complementing our acquisition of 17 quality vessels over the past 15 months, we intend to continue actively seeking opportunities to consolidate the fragmented drybulk industry. With a $450 million credit facility, a dividend policy that includes a reserve for growth and a team with a history of consolidation success, Genco is poised to expand its leadership within the industry."

                               New Credit Facility
                               -------------------

Subsequent to its initial public offering, the Company entered into a new credit facility as of July 29, 2005. The new credit facility is with a syndicate of commercial lenders consisting of Nordea Bank Finland Plc, New York Branch, DnB NOR Bank ASA, New York Branch and Citigroup Global Markets Limited. This credit facility may be used in the future to acquire additional vessels and for working capital requirements.

The new credit facility has a term of ten years. The facility permits borrowings up to 65% of the value of the vessels that secure our obligations under the new credit facility up to the facility limit, provided that conditions to drawdown are satisfied. The facility limit is $450 million for a period of six years. Thereafter, the facility limit is reduced by an amount equal to 8.125% of the total $450 million commitment, semi-annually over a period of four years and is reduced to $0 on the tenth anniversary.

Our obligations under this credit facility are secured by a first priority mortgage on each of the vessels in our fleet as well as any future vessel acquisitions pledged as collateral and funded by the new credit facility.

Interest on the amounts drawn is payable at the rate of 0.95% per annum over LIBOR until the fifth anniversary of the closing of the new credit facility and 1.00% per annum over LIBOR thereafter. We are also obligated to pay a commitment fee equal to 0.375% per annum on any undrawn amounts available under the facility.

Under the terms of our new credit facility, we are permitted to pay or declare dividends in accordance with our dividend policy so long as no default or event of default has occurred and is continuing or would result from such declaration or payment.

                     About Genco Shipping & Trading Limited
                     --------------------------------------

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 17 drybulk carriers, consisting of five Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 839,000 dwt.

                          Conference Call Announcement
                          ----------------------------

Genco Shipping & Trading Limited announced that it will hold a conference call on February 14, 2006 at 8:30 a.m. Eastern Time to discuss its 2005 fourth quarter and year-end financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company's website, www.GencoShipping.com. To access the conference call, dial (866) 578-5771 or
(617) 213-8055 and enter passcode 97918523. A replay of the conference call can also be accessed until February 28, 2006 by dialing (888) 286-8010 or (617) 801-6888 and entering the passcode 21642248. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

 "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of
                                      1995
  ----------------------------------------------------------------------------

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Registration Statement on Form S-1, as amended, for our initial public offering (See Registration Statement No. 333-124718). Our ability to pay dividends in any period will depend upon factors including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.